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                                                                    EXHIBIT 99.3

     SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

   The historical financial information below for Plains All American Pipeline was derived from our audited consolidated financial statements as of December 31, 1999 and 2000 and for the years then ended and from our unaudited financial statements as of and for the three months ended March 31, 2000 and 2001. The selected financial data should be read in conjunction with the consolidated and combined financial statements, including the notes thereto, the unaudited pro forma consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each as included in our Form 10-K for the year ended December 31, 2000 and our Form 10-Q for the quarter ended March 31, 2001. The unaudited pro forma as adjusted information presented below gives effect to: (a) the completion of the notes offering, (b) our Murphy acquisition in May 2001 and (c) our public offering of 3,966,700 common units for total net proceeds of approximately $100.7 million. The unaudited pro forma as adjusted information does not reflect our pending CANPET acquisition. A more complete description of these adjustments is included in the notes to our unaudited pro forma consolidated financial statements.

                                           Historical                        Pro Forma As Adjusted
                          -----------------------------------------------  -------------------------
                                Year Ended          Three Months Ended                  Three Months
                               December 31,              March 31,          Year Ended     Ended
                          -----------------------  ----------------------  December 31,  March 31,
                             1999         2000        2000        2001         2000         2001
                          -----------  ----------  ----------  ----------  ------------ ------------
                                                        (unaudited)               (unaudited)
                                         (in thousands, except per unit amounts)
Statement of Operations
 Data:
Revenues................  $10,910,423  $6,641,187  $2,002,507  $1,520,124   $7,310,717   $1,681,389
Cost of sales and
 operations.............   10,800,109   6,506,504   1,965,955   1,487,394    7,156,530    1,642,487
Unauthorized trading
 losses and related
 expenses (1)...........      166,440       6,963          --          --        6,963           --
                          -----------  ----------  ----------  ----------   ----------   ----------
Gross margin............      (56,126)    127,720      36,552      32,730      147,224       38,902
                          -----------  ----------  ----------  ----------   ----------   ----------
General and
 administrative expenses
 (2)....................       23,211      40,821       8,626       8,989       43,693        9,233
Depreciation and
 amortization...........       17,344      24,523      10,138       4,670       32,270        6,607
Restructuring expense...        1,410          --          --          --           --           --
                          -----------  ----------  ----------  ----------   ----------   ----------
Total expenses..........       41,965      65,344      18,764      13,659       75,963       15,840
                          -----------  ----------  ----------  ----------   ----------   ----------
Operating income
 (loss).................      (98,091)     62,376      17,788      19,071       71,261       23,062
Interest expense........      (21,139)    (28,691)     (9,158)     (6,606)     (41,571)      (9,826)
Gain on sale of assets
 (3)....................       16,457      48,188      48,188          --       48,188           --
Interest and other
 income (4).............          958      10,776       7,482          42       10,776           42
                          -----------  ----------  ----------  ----------   ----------   ----------
Income (loss) from
 continuing operations
 before extraordinary
 item...................  $  (101,815) $   92,649  $   64,300  $   12,507   $   88,654   $   13,278
                          ===========  ==========  ==========  ==========   ==========   ==========
Basic and diluted income
 (loss) from continuing
 operations per limited
 partner unit before
 extraordinary item
 (5)....................  $     (3.16) $     2.64  $     1.83  $     0.36   $     2.27   $     0.34
                          ===========  ==========  ==========  ==========   ==========   ==========
Weighted average number
 of limited partner
 units outstanding......       31,633      34,386      34,386      34,386       38,353       38,353
                          ===========  ==========  ==========  ==========   ==========   ==========
Cash distributions per
 common unit............  $      1.84  $     1.84  $     0.45  $     0.46
                          ===========  ==========  ==========  ==========

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
                                        Historical                       Pro Forma As Adjusted
                         --------------------------------------------  -------------------------
                              Year Ended         Three Months Ended                 Three Months
                             December 31,            March 31,          Year Ended     Ended
                         ---------------------  ---------------------  December 31,  March 31,
                            1999       2000        2000       2001         2000         2001
                         ----------  ---------  ----------  ---------  ------------ ------------
                                                    (unaudited)               (unaudited)
                                  (in thousands, except ratios and operating data)
Balance Sheet Data (at
 end of period):
 Working capital (6).... $  101,539  $  47,111  $   53,914  $  39,960                $  115,311
 Total assets...........  1,223,037    885,801   1,036,713    889,477                 1,123,666
 Total long-term debt
  (7)...................    373,450    320,000     273,100    316,550                   450,000
 Partners' capital......    192,973    213,999     242,075    208,185                   308,924

Other Data:
 Adjusted EBITDA (8).... $   89,074  $ 103,048  $   28,737  $  23,904    $120,136    $   29,946
 Maintenance capital
  expenditures (9)......      1,741      1,785         668        409
 Net cash provided by
  (used in) operating
  activities............    (71,245)   (33,511)    (42,574)    10,568
 Net cash provided by
  (used in) investing
  activities............   (186,093)   211,001     216,902     (2,247)
 Net cash provided by
  (used in) financing
  activities............    305,603   (227,832)   (220,903)   (10,545)
 Long-term debt to
  adjusted EBITDA
  (10)(18)..............       4.19x      3.11x       2.38x      3.31x                     3.19x
 Ratio of earnings to
  fixed charges (11)....         --       3.78x       7.34x      2.59x       2.90x         2.19x
 Adjusted EBITDA to
  interest expense
  (12)..................       4.21x      3.59x       3.14x      3.62x       3.09x         3.28x
 Long-term debt to
  total capital (18)....         66%        60%         53%        60%                       55%
Operating Data:
 Volumes (barrels per
  day):
   All American Tariff
    (13)................    102,700     73,800      71,000     70,000
   Margin (14)..........     54,100     60,000      44,000     65,000
 Other..................     61,400    106,500     139,000    161,000
                         ----------  ---------  ----------  ---------
   Total pipeline.......    218,200    240,300     254,000    296,000
                         ==========  =========  ==========  =========
 Lease gathering (15)...    264,700    262,600     257,000    288,000
 Bulk purchases (16)....    138,200     27,700      29,000     21,000
                         ----------  ---------  ----------  ---------
   Total................    402,900    290,300     286,000    309,000
                         ==========  =========  ==========  =========
 Terminal throughput
  (17)..................     83,300     67,000      50,000     97,000
                         ==========  =========  ==========  =========
 Storage leased to
  third parties
  (average).............  1,975,000  1,657,000     820,000  1,931,000
                         ==========  =========  ==========  =========

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 (1) In November 1999, we discovered that a former employee had engaged in unauthorized trading activity, resulting in losses of approximately $174.0 million, including estimated associated costs and legal expenses, of which $166.4 million and $7.1 million were recognized in 1999 and 1998, respectively. In 2000, we recognized an additional $7.0 million charge for litigation related to the unauthorized trading losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Unauthorized Trading Losses" in our Form 10-K for the year ended
     December 31, 2001.
 (2) General and administrative expense for 2000 includes a $5.0 million charge to reserve potentially uncollectible accounts receivable and a $3.1 million charge for non-cash compensation expense. General and administrative expense for 1999 includes a $1.0 million charge for non-cash compensation expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" in our Form 10-K for the year ended December 31, 2001.
 (3) In March 2000, we completed the sale of 5.2 million barrels of crude oil linefill from the All American Pipeline. We recognized gains of $28.1 million and $16.5 million in 2000 and 1999, respectively, in connection with that sale. We also sold a segment of the All American Pipeline to El Paso Corporation and recognized a gain of $20.1 million in the first quarter of 2000.

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 (4) For the year ended December 31, 2000, this amount includes $9.7 million of previously deferred gains from terminated interest rate swaps recognized as a result of debt extinguishment.
 (5) Basic and diluted income (loss) from continuing operations per unit is computed by dividing the limited partners' interest in income (loss) from continuing operations by the weighted average number of outstanding common and subordinated units.
 (6) At December 31, 1999, working capital included $37.9 million of pipeline linefill and $103.6 million for a segment of the All American Pipeline, both of which were sold in the first quarter of 2000.
 (7) Excludes short-term borrowings primarily related to hedged inventory and margin deposits of $110.2 million and $1.3 million at December 31, 1999 and 2000, respectively, and $0.0 and $10.5 million at March 31, 2000 and 2001, respectively. The amount borrowed at December 31, 1999, includes $40.0 million attributable to the sale of linefill from the All American Pipeline. See note 3.
 (8) EBITDA means earnings (from continuing operations before extraordinary items) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA excludes unauthorized trading losses, noncash compensation, restructuring expense, gains on the sale of linefill and pipeline and allowance for accounts receivable. EBITDA and Adjusted EBITDA are not measurements presented in accordance with generally accepted accounting principles ("GAAP") and are not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities. EBITDA is commonly used by debt holders and financial statement users as a measurement to determine the ability of an entity to meet its interest obligations. These measures may not be comparable to measures of other companies.
 (9) Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the existing operating capacity of existing assets or to extend their useful lives. Capital expenditures made to expand our existing capacity, whether through construction or acquisition, are not considered maintenance capital expenditures. Repair and maintenance expenditures associated with existing assets that do not extend the useful life or expand operating capacity are charged to expense as incurred.
(10) Based on annualized adjusted EBITDA for the quarter ended periods.
(11) In 1999, available earnings failed to cover fixed charges by $101.8 million. Included in earnings for 1999 was $166.4 million in unauthorized trading losses, a $16.5 million gain on the sale of linefill and restructuring expenses of $1.4 million. If these events had not occurred, the ratio of earnings to fixed charges would have been 2.91x. Income from continuing operations before extraordinary items used to calculate the ratio of earnings to fixed charges for the (historical) year ended
     December 31, 2000, the (historical) three months ended March 31, 2000, and the (pro forma) year ended December 31, 2000 includes a gain on sale of assets of $48.2 million. If this event had not occurred, the ratio of earnings to fixed charges would have been 2.34x, 2.59x, and 1.87x, respectively.
(12) For purposes of calculating the pro forma as adjusted ratio of adjusted EBITDA to interest expense for the year ended December 31, 2000 and the three months ended March 31, 2001, interest expense has been reduced to reflect the amount of interest income (invested at 4%) assumed to be earned by investing the amount of net proceeds from the senior notes offering in excess of the amount used to repay indebtedness.
(13) Represents crude oil deliveries on the All American Pipeline for the account of third parties.
(14) Represents crude oil deliveries on the All American Pipeline and the San Joaquin Valley ("SJV") Gathering System.
(15) Represents barrels of crude oil purchased at the wellhead, including volumes which were purchased under our marketing agreement with Plains Resources.
(16) Represents barrels of crude oil purchased at collection points, terminals and pipelines.
(17) Represents total crude oil barrels delivered from the Cushing Terminal and the Ingleside Terminal.
(18) In addition, pro forma as adjusted long-term debt as of March 31, 2001 has been calculated as if the total amount of the net proceeds from the senior notes offering was used to reduce long-term debt.

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